Exhibit (g)(10)

PRINCIPAL REAL ESTATE INVESTORS, LLC
801 Grand Avenue
Des Moines, IA 50392

May 14, 2021

Versus Capital Advisors LLC
5555 DTC Parkway, Suite 550
Greenwood Village, CO 80111
Attention: Casey Frazier

Ladies and Gentlemen:

This letter constitutes the agreement with respect to compensation to be paid to Principal Real Estate Investors, LLC (the “Sub-Adviser”) under the terms of the investment Sub-Advisory Agreement dated November 2, 2016 between Versus Capital Advisors, LLC (the “Advisor”) and the Sub-Adviser, as amended from time to time for services provided (the “Agreement”). Pursuant to this letter and in consideration for the services provided to the Versus Capital Multi-Manager Real Estate Income Fund LLC (the “Fund”) and outlined under the Agreement, the Adviser agrees to cause the Fund to pay the following annual fee, to be calculated and accrued daily and paid quarterly, in arrears, as set forth below. Capitalized terms shall have the meaning ascribed to them in the Agreement, unless otherwise defined herein.

Effective June 1, 2021, Sub-Adviser’s annual fee for acting as investment sub-adviser is as follows:

0.60% of the entire balance of the Fund’s Assets during any quarter that such Assets are less than $150 million.

0.55% of the entire balance of the Fund’s Assets during any quarter that such Assets are equal to or greater than $150 million but less than $300 million.

0.53% of the entire balance of the Fund’s Assets during any quarter that such Assets are equal to or greater than $300 million but less than $450 million.

0.51% of the entire balance of the Fund’s Assets during any quarter that such Assets are equal to or greater than $450 million but less than $600 million.

0.49% of the entire balance of the Fund’s Assets during any quarter that such Assets are greater than $600 million.

Billing Period and Fee Calculation Methodology

The above fee shall be calculated on the basis of the average daily net asset value (as determined in accordance with the Fund’s prospectus) of the Assets in the Account.  The fees shall be paid within 30 days of the start of each succeeding calendar quarter. If the Sub-Adviser serves for less than a complete calendar quarter, the fees owed to the Sub-Adviser shall be calculated on a pro-rata basis for the period for which the Sub-Adviser has served.

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Principal Real Estate Investors, LLC

By:
Name:
Title:

By:
Name:
Title:

Versus Capital Advisors LLC

By:
Name:
Title:

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